Exhibit 99.5

DATED	28th November 2014

(1)	SHI JINGKUI

(2)	YANG XUELIAN

(3)	SHENZHEN PING AN FINANCIAL TECHNOLOGY CONSULTING COMPANY LIMITED

(4)	SHANGHAI LANBANG INVESTMENT COMPANY LIMITED

OPTION AGREEMENT

THIS OPTION AGREEMENT is made on 28th November 2014

BETWEEN:

(1)	SHI JINGKUI an individual Chinese national (ID card number: *****) whose residential address is ***** (“Individual A”);

(2)	YANG XUELIAN, an individual Chinese national (ID card number: *****) whose residential address is ***** (“Individual B” and together with Individual A, the “Shareholders”);

(3)

SHENZHEN PING AN FINANCIAL TECHNOLOGY CONSULTING COMPANY LIMITED a limited liability company incorporated under the laws of the PRC (registration no. 440301103294513) whose registered office is at 4/F, Ping’An Building, No.3 Bagua Road, Bagualing, Futian District, Shenzhen, Guangdong, PRC (‘‘Optionholder’’); and

(4)

SHANGHAI LANBANG INVESTMENT COMPANY LIMITED a limited liability company incorporated under the laws of PRC (registration no 310115002475585) whose registered office is at Room 1002N, No. 2277 Long Yang Road, Pudong, Shanghai (the “Company”).

(together shall be referred to as the ‘‘Parties” and each a “Party”).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context requires otherwise:

“Articles” means the articles of association of the Company from time to time;

“Asset Management Plan” or “AMP” the contracts for the transfer and buyback of the equity income right relating to the Ping An Huitong Golden Lion special asset management plan entered into between Shenzhen Ping An Dahua Huitong Wealth Management Company Limited (Address: 5th Floor, Galaxy Development Center, Fu Hua Road, Futian District, Shenzhen) and Individual A and Individual B respectively on or after the date hereof;

“Business Day” means a day, other than a Saturday, Sunday or public holiday, on which the banks are open for commercial business in the PRC;

“Cayman SPV” means Wincon Investment Company Limited, a holding company incorporated in the Cayman Islands that controls and consolidates 100% of the financial results of IT Service Co I and its subsidiaries, through customary contractual control arrangements;

“Commencement Date of the AMP” means the date of payment of the price for the transfer of the equity income rights by Shenzhen Ping An Dahua Huitong Wealth Management Company Limited to Individual A and Individual B respectively under the AMP;

“Completion” means the performance by the Shareholders and the Optionholder of the obligations assumed by them respectively under clauses 3.3 to 3.5;

“Encumbrance” means a mortgage, charge, pledge, lien, assignment or deposit by way of security or any other encumbrance or security interest of any kind or any other type or preferential arrangement (including title transfer, defeasance and retention arrangements) having a similar effect;

“Exercise Date” for the Options means the third Business Day after the date of service of a relevant Option Notice (or such later date as may be subsequently extended by the Optionholder by written notice to the Shareholders);

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Individual A Option” means an option exercisable or exercised pursuant to clause 2.1.1;

“Individual A Option Price” means the option price calculated in accordance with clause 2.2;

“Individual A Option Interests” means 50% of the registered capital of the Company, held by Individual A and all securities in the Company which are derived from such equity interests after the date of this Agreement and of which he is the beneficial owner or to which he is entitled from time to time;

“Individual B Option” means an option exercisable or exercised pursuant to clause 2.1.2;

“Individual B Option Price” means the option price calculated in accordance with clause 2.2;

“Individual B Option Interests” means 50% of the registered capital of the Company, held by Individual B and all securities in the Company which are derived from such equity interests after the date of this Agreement and of which he is the beneficial owner or to which he is entitled from time to time;

“IT Service Co I” means a company to be established in Shanghai under the laws of the PRC, in which the Company will hold 18.29% of its entire registered capital as of the date of its establishment;

“Option” means Individual A Option or Individual B Option as the context permits and “Options” shall be interpreted accordingly;

“Option Notice” means a notice of exercise from the Optionholder to both Individual A and Individual B in respect of some or all of the Option Interests in accordance with clause 2.3;

“Option Period” means the 10 year period immediately after the initial public offering of the shares and/or securities of Cayman SPV on an internationally recognized stock exchange, or in the event there is no such initial public offering within 5 years after the date of this Agreement, 10 years from the end of the 5th anniversary of this Agreement, or such other period as extended by the Optionholder by written notice to the Shareholders;

“Option Price” means the Individual A Option Price or the Individual B Option Price as the case may be;

“Option Interests” means collectively Individual A Option Interests and Individual B Option Interests;

“Ping An Dahua” means Shenzhen Ping An Dahua Huitong Wealth Management Company Limited;

“PRC” means the People’s Republic of China;

“Share Pledge Agreement” means the share pledge agreement to be entered into by the Shareholders and Ping An Dahua immediately after the date hereof pursuant to which the Shareholders agree to pledge the Option Interests to Ping An Dahua in accordance with the terms thereof; and

“Transfer Terms” means on the terms that the entire legal and beneficial interest in all the Option Interests shall be sold and purchased free from any Encumbrance and together with all rights attaching to them as at the relevant Exercise Date (other than rights to receive dividends which have a record date before then) or at any time after that and that the consideration for the Option Interests shall be the relevant Option Price.

1.2

References to Clauses and Schedule are to be construed as references to clauses of and schedule to this Agreement (unless the context otherwise requires) and the recitals and schedule form part of the operative provisions of this Agreement and references to this Agreement will, unless the context otherwise requires, include references to the recitals and schedule.

1.3

References to any statute or statutory provision or order or regulation made thereunder will include that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date of this Agreement.

1.4	The index to and the headings in this Agreement are for information only and are to be ignored in construing the same.

1.5

In this Agreement, all warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into severally unless otherwise specified.

1.6	The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

2.	CALL OPTIONS

2.1	The Shareholders hereby grant to the Optionholder the following Options:

2.1.1

In consideration of the payment by the Optionholder to Individual A of the sum of RMB 748,855 within five Business Days after the date of this Agreement and the continuing premium payable to Individual A under clause 2.1.4, the option (but not the obligation), exercisable at any time during the Option Period by service of an Option Notice, to purchase the Individual A Option Interests and, on the exercise of the Individual A Option, Individual A will become bound to sell and the Optionholder will become bound to purchase the Individual A Option Interests on the Transfer Terms;

2.1.2

In consideration of the payment by the Optionholder to Individual B of the sum of RMB 748,855 within five Business Days after the date of this Agreement and the continuing premium payable to Individual B under clause 2.1.4, the option (but not the obligation), exercisable at any time during the Option Period by service of an Option Notice, to purchase the Individual B Option Interests and, on the exercise of the Individual B Option, Individual B will become bound to sell and the Optionholder will become bound to purchase the Individual B Option Interests on the Transfer Terms; and

2.1.3

The Individual A Option and the Individual B Option may be exercisable in respect of all or some of Option Interests. If an exercise is not in respect of all of the Option Interests, (a) the Optionholder shall (to the extent possible) exercise the Options in such a way that an equal percentage of Option Interests are acquired from each of Individual A and Individual B; and (b) the Optionholder shall have the right to exercise the Options in respect of the remaining Option Interests at a later time and at multiple times within the Option Period.

2.1.4

In addition to the option premiums paid by the Optionholder to the Shareholders in clauses 2.1.1 and 2.1.2 respectively, the Optionholder shall also pay each Shareholder a continuing premium on the last Business Day of each calendar year for the duration of this Agreement which shall be calculated in accordance with the following formula (expressed in RMB) and subject to the following provisions:

where

A: Price for the repurchase of the outstanding equity income rights which remains payable to Ping An Dahua by Individual A and Individual B respectively under the AMP as at the relevant payment date;

B: Repurchase premium rate provided under the AMP;

C: Number of natural days in that calendar year (for the first annual payment, the number of natural days from the Commencement Day of the AMP up until 31 December 2014);

D: Registered capital of the Company owned by such Shareholder; and

E: Sum of (a) registered capital of the Company owned by the Shareholders on last Business Day of that calendar year and (b) registered capital of the Company previously held by the Shareholders and exercised under this Agreement.

2.2	The Option Price payable to each Shareholder shall be calculated in accordance with the following formula (expressed in RMB) and subject to the following provisions:

Where:

A: Price for the repurchase of the outstanding equity income rights which remains payable to Ping An Dahua by Individual A and Individual B respectively under the AMP as at the relevant Exercise Date;

B: Repurchase premium rate provided under the AMP;

C: Number of natural days since the beginning of the current year until the relevant Exercise Date;

D: Registered capital of the Company owned by such Shareholder to be exercised under the current Option Notice; and

E: Registered capital of the Company owned by the Shareholders at the relevant Exercise Date.

2.3	An Option Notice, once given, may not be withdrawn, except with the written consent of both the Shareholders.

2.4	Each Option shall lapse if not exercised during the Option Period or otherwise mutually agreed between the Parties.

2.5	If an Option is exercised, then the remaining provisions of this clause 2 and clause 3 will apply.

2.6

Neither the Shareholders nor the Optionholder shall be obliged to complete the sale and purchase of the Option Interests being exercised under the relevant Option Notice unless the sale and purchase of all such Option Interests is completed simultaneously.

2.7

All voting and other rights attached to the Option Interests being exercised under the relevant Option Notice shall accrue to the Optionholder on the relevant Exercise Date and, following that time, the Shareholders shall exercise all voting and other rights at the direction of the Optionholder.

3.	COMPLETION

3.1

Completion of the sale and purchase of Option Interests being exercised under an Option Notice shall take place at the registered office of the Company (or at such other place as may be agreed by the Parties) at 12 noon on the fourteenth day after the Exercise Date subject to payment of the Option Price (or at such later date as may be subsequently extended by the Optionholder by written notice to the Shareholders), provided that, if such day is not a Business Day, then Completion shall take place at 12 noon on the next Business Day.

3.2

Upon service of an Option Notice, the Optionholder shall also advance the relevant Option Price to the Shareholders so that the Shareholders can buyback the relevant equity income right of the relevant Option Interests being exercised from Ping An Dahua and ensure the release of such Option Interests by Ping An Dahua in accordance with the Share Pledge Agreement on or before Completion.

3.3	Subject to clause 3.4, on Completion, the Shareholders shall:

3.3.1

deliver to the Optionholder the duly executed equity transfer agreement in a form and substance satisfactory to the Optionholder with respect to the Option Interests being exercised in favour of Optionholder;

3.3.2

deliver to the Optionholder a certified copy of the resolutions of the board of directors and shareholders of the Company approving and authorising the transfer of the Option Interests being exercised;

3.3.3

account to the Optionholder for all benefits received in respect of Option Interests being exercised between the Exercise Date and the date of Completion (both dates inclusive) and which do not have a record date before the Exercise Date;

3.3.4

deliver to the Optionholder any form of consent or waiver required from the Shareholders (if any), to enable the transfer of Option Interests being exercised to be registered in accordance with the Articles;

3.3.5	(so far as he is able to do so) use his best endeavours to procure registration of the transfer of Option Interests being exercised immediately; and

3.3.6

execute all other necessary contracts, agreements or documents (including without limitation amendments to the Articles of the Company), obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the Option Interests to the Optionholder, free from Encumbrance, and cause the Optionholder to become the registered owner of the Option Interests.

3.4	The Parties may agree an alternative completion mechanism in place of the steps provided in clause 3.3.

3.5

Subject to the Shareholders complying with their obligations under clause 3.3 or 3.4 (as the case may be), the Optionholder shall, on Completion, pay the Option Price to each Shareholder, to be set off against the advancement made pursuant to clause 3.2.

3.6

If any of the provisions of clause 3.3 or 3.4 (as the case may be) are not complied with on the date fixed for Completion, the Party not in default may (without prejudice to its other rights and remedies):

3.6.1	defer Completion to a date not more than 28 days after such date (and so that the provisions of this clause 3.6 shall apply to Completion as so deferred); or

3.6.2	proceed to Completion so far as practicable (without prejudice to its rights under this Agreement).

3.7	If Optionholder decides to defer or proceed with Completion in accordance with clause 3.6, each Shareholder shall indemnify the Optionholder for any related losses and damages incurred.

3.8

The Company undertakes to approve and register the transfer of the Option Interests to the Optionholder or its nominees pursuant to the exercise of the Option by the Optionholder in accordance with this Agreement.

4.	SHAREHOLDERS WARRANTIES AND UNDERTAKINGS

4.1	Shareholders Warranties

Each Shareholder warrants to the Optionholder that he is the registered holder and beneficial owner of his Option Interests and that, apart from this Agreement, such shares are free from all Encumbrances and that he has full power and authority to exercise and enjoy all rights attaching to them without the consent of any other person and to grant the Options on the terms and conditions of this Agreement.

4.2	Shareholders Undertakings

Each Shareholder undertakes to the Optionholder that,

4.2.1

at any time prior to the full exercise or expiry of the Option he grants to the Optionholder, he will not (without the prior written consent of the Optionholder) dispose of any interest in any of his Option Interests or equity interests in its subsidiaries or any right attaching to them (save as may be required in pursuance of his obligations under this Agreement) or create or allow to be created any Encumbrance over any of his Option Interests or equity interests in its subsidiaries or agree (whether subject to any condition precedent or condition subsequent or otherwise) to do any of these things, except that the Optionholder acknowledges that the Shareholders will, in accordance with the financing agreements to be entered into between the Shareholders and Ping An Dahua immediately after the date hereof, enter into the Share Pledge Agreement and transfer their beneficial rights to the Option Interests to Ping An Dahua in order to secure their obligations under the financing agreements.

4.2.2	he will not in any way make any changes or agree to make any changes to the shareholding structure of the Company without the prior written consent of the Optionholder;

4.2.3	he will not do anything that will create a significant adverse impact on the equity interests of the Company or its subsidiaries;

4.2.4

he will notify the Optionholder of the situation of any litigation, arbitration or administrative proceedings that has occurred or may occur in relation to the equity interests of the Company or its subsidiaries; and

4.2.5	upon the request of the Optionholder, provide information and data of the Company’s operations and financial conditions to the Optionholder.

5.	DURATION OF OBLIGATIONS

5.1

Upon termination of this Agreement, any unexercised Options shall cease to be exercisable but without prejudice to the due performance by the Parties of all their obligations up to the date of such cessation and the remedies of any of the other Parties to this Agreement in respect of a breach of this Agreement.

5.2	This Agreement may be terminated by mutually agreement in writing between all the Parties.

6.	NO PARTNERSHIP

Nothing in this Agreement shall be construed as constituting, or deemed to constitute, a partnership between the Parties and, except as specifically provided for in this Agreement, neither of them shall have any authority to bind the other in any way.

7.	ASSIGNMENT

Neither Shareholder may assign any of his rights and/or obligations under this Agreement to any third party without the prior written consent of the Optionholder. The Shareholders agree, the Optionholder has the right, upon written notice to the Shareholders, to assign any of its rights and/or obligations under this Agreement to a third party it designates.

This Agreement is binding upon the legal assignees or successors of each of the Parties.

8.	VARIATIONS

No variation of this Agreement shall be effective unless it is made in writing, refers specifically to this Agreement and is signed by the Parties.

9.	WAIVER

9.1	No waiver of any term, provision or condition of this Agreement shall be effective except to the extent made in writing and signed by the waiving party.

9.2

No omission or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver by it of any right to exercise it in future or of any other of its rights under this Agreement.

9.3	Completion of this Agreement does not constitute a waiver by a Party of any breach of any provision of this Agreement whether or not known to that Party at that time.

10.	CONFIDENTIALITY AND ANNOUNCEMENTS

10.1

Notwithstanding the termination of this Agreement, the contents of this Agreement and all trade secrets, proprietary information and other confidential information in relation to the other Party obtained in the course of entering into and implementation of this Agreement (“Confidential Information”) shall be kept in strict confidence by each of the Parties.

10.2

No announcement or disclosure in respect of the making or terms of this Agreement shall be made or disclosed by any Party without the prior written consent of the other Party except to the extent disclosure is required by law or any rules of a recognized stock exchange which disclosure shall then only be made:

10.2.1	unless impracticable, after prior consultation with the other Party as to its terms;

10.2.2	strictly in accordance with any agreement as to the terms of disclosure; and

10.2.3	only to the persons and in the manner required by law or the relevant stock exchange rules or as otherwise agreed.

10.3	The restrictions contained in this Clause 10 shall continue to apply after termination of this Agreement without limit in time.

11.	NOTICES

11.1

Any notice or other document to be served under this Agreement must be in writing and may be delivered or sent by courier or facsimile transmission to the Party to be served at that Party’s address above or at such other address or number as that Party may from time to time notify in writing to the other Party to this Agreement.

11.2	Any notice or document shall be deemed served:

11.2.1	if delivered, at the time of delivery;

11.2.2	if couriered, 48 hours after collection by the courier company; and

11.2.3

if sent by facsimile transmission, at the time of transmission if before 5.00 pm on Monday to Friday (other than statutory holidays) or otherwise on the next succeeding Business Day, on recipients local time and calendar.

11.3	In proving service (without prejudice to any other means):

11.3.1	by courier, it shall only be necessary to prove the notice or document was collected by the courier company as provided in this Clause;

11.3.2	by facsimile, that the notice or document was duly received by production of a copy fax bearing the addressee’s answerback code or automatic record of correct transmission.

12.	INVALIDITY

The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement.

13.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts each of which when so executed shall be an original but all counterparts shall together constitute one and the same instrument.

14.	COSTS

The Optionholder shall pay its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement and the transactions contemplated herein.

15.	ENTIRE AGREEMENT

15.1	This document constitutes the entire Agreement between the Parties in connection with its subject matter.

15.2	No Party has relied on any representation or warranty except as expressly set out in this Agreement.

16.	INDEPENDENT ADVICE

Each Party acknowledges that it has received independent legal advice as to the terms of this Agreement and is entering into this Agreement on the basis of such advice and following detailed negotiations by the Parties as to the final terms hereof.

17.	LANGUAGE

This Agreement is written in both English and Chinese language. In the event of any inconsistencies between the two language versions, the English version shall prevail.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement shall be governed by and construed and take effect in accordance with the laws of the PRC.

18.2	The Parties hereby submit to the non-exclusive jurisdiction of the court where the Company is located.

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IN WITNESS whereof this Agreement has been signed on the date first above written.

SIGNED by		)

SHI JINGKUI	/s/ SHI JINGKUI	)

in the presence of:	(***))

IN WITNESS whereof this Agreement has been signed on the date first above written.

SIGNED by		)

YANG XUELIAN	/s/ YANG XUELIAN	)

in the presence of:	(***))

IN WITNESS whereof this Agreement has been signed on the date first above written.

SIGNED by	)

for and on behalf of	(***))

SHENZHEN PING AN FINANCIAL TECHNOLOGY	)

CONSULTING COMPANY LIMITED	)

in the presence of:	)

IN WITNESS whereof this Agreement has been signed on the date first above written.

SIGNED by	)

for and on behalf of	)

SHANGHAI LANBANG INVESTMENT	)

COMPANY LIMITED	)

in the presence of:	)

SCHEDULE A-1

DIRECTORS AND EXECUTIVE OFFICERS OF

AN KE TECHNOLOGY COMPANY LIMITED

The following sets forth the name and principal occupation of each of the directors and executive officers of An Ke Technology Company Limited. Each of the following persons is a citizen of the People’s Republic of China, except that Huang, Philip and Cheung, Siu Man are citizens of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Unless otherwise noted, the business address of each of the following persons is c/o Suite 2353, 23rd Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong.

Name	Principal Occupation
Wang, Shiyong	Director
Huang, Philip	Director
Cheung, Siu Man	Director

SCHEDULE A-2

DIRECTORS AND EXECUTIVE OFFICERS OF

CHINA PING AN INSURANCE OVERSEAS (HOLDINGS) LIMITED

The following sets forth the name and principal occupation of each of the directors and executive officers of China Ping An Insurance Overseas (Holdings) Limited. Each of the following persons is a citizen of the People’s Republic of China, except that (i) Deng, Benjamin Bin is a citizen of the U.S., and (ii) Tung, Hoi is a citizen of Hong Kong. Unless otherwise noted, the business address of each of the following persons is c/o Suite 2318, 23rd Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong.

Name	Principal Occupation
Cheng, Jianxin	Director
Deng, Benjamin Bin	Director
Tung, Hoi	Director
Zhang, Zhichun	Director

SCHEDULE A-3

DIRECTORS AND EXECUTIVE OFFICERS OF

PING AN INSURANCE (GROUP) COMPANY OF CHINA, LTD.

The following sets forth the name and principal occupation of each of the directors and executive officers of Ping An Insurance (Group) Company of China, Ltd. Each of the following persons is a citizen of the People’s Republic of China, except that (i) Chearavanont, Soopakij is a citizen of Thailand, (ii) Yang, Xiaoping and Ng, Sing Yip are citizens of Hong Kong, (iii) Ng, Kong Ping Albert is a citizen of Hong Kong and Australia, (iv) Guo, Michael is a citizen of Australia, (v) Zhang, Xiaolu is a citizen of New Zealand, and (vi) Deng, Benjamin Bin is a citizen of the U.S. Unless otherwise noted, the business address of each of the following persons is c/o 47th, 48th, 108th, 109th, 110th, 111th and 112th Floors, Ping An Finance Center, No. 5033 Yitian Road, Futian District, Shenzhen, Guangdong Province, China.

Name	Principal Occupation
Ma, Mingzhe	Chairman of the Board of Directors
Xie, Yonglin	Executive Director, President and Co-CEO
Cai, Fangfang	Executive Director, Senior Vice President
Chearavanont, Soopakij	Non-executive Director
Yang, Xiaoping	Non-executive Director
He, Jianfeng	Non-executive Director
Cai, Xun	Non-executive Director
Ng, Sing Yip	Independent Non-executive Director
Chu, Yiyun	Independent Non-executive Director
Liu, Hong	Independent Non-executive Director
Ng, Kong Ping Albert	Independent Non-executive Director
Jin, Li	Independent Non-executive Director
Wang, Guangqian	Independent Non-executive Director
Guo, Michael	Co-CEO and Senior Vice President
Huang, Baoxin	Senior Vice President
Fu, Xin	Senior Vice President
Sheng, Ruisheng	Board Secretary and Company Secretary
Zhang, Zhichun	Chief Financial Officer (Financial Director)
Guo, Shibang	Assistant President and Chief Risk Officer
Zhang, Xiaolu	Compliance Officer
Deng, Benjamin Bin	Assistant President and Chief Investment Officer
Huang, Yuqiang	Person-in-charge of Auditing